Exhibit 10.2

Employment Agreement Amendment No. 1

This Employment Agreement Amendment No. 1 (this “Amendment”) is made February 29, 2012 between Harris Interactive Inc., a Delaware corporation (the “Company”), and Al Angrisani (the “Executive”).

This Amendment amends the Employment Agreement (the “Employment Agreement”) made between the Company and the Executive effective as of June 7, 2011. All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.

1. Section 1.2(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

(a) Interim Service. The Executive shall serve as the Interim Chief Executive Officer of the Company commencing immediately and continuing through February 29, 2012 (the “Interim Period”).

2. Section 1.2(b) of the Employment Agreement is hereby amended to read in its entirety as follows:

(b) Non-Interim Service. The Executive shall serve as the President and Chief Executive Officer of the Company (the “Non-Interim Service”) for a period commencing immediately following the Interim Period (the “Non-Interim Service Commencement Date”) and continuing through and including the earliest to occur of (i) June 30, 2014, (ii) the date on which the Executive dies, or (iii) the date on which either the Company or the Executive terminates the Executive’s employment for any reason pursuant to the terms hereof (the “Non-Interim Period” and, together with the Interim Period, the “Employment Period”).

3. A new Section 1.2(f) shall be added to the Employment Agreement to read as follows:

(f) Director Appointment. The Executive shall be appointed by the Board to serve as a director (Vice Chairman) of the Company as of the Non-Interim Service Commencement Date. To the extent applicable, during the Employment Term, the Board shall nominate the Executive for re-election as a director at each annual meeting of stockholders coinciding with the expiration of his term as a director, and shall recommend him for re-election, but the failure of the stockholders to elect the Executive as a member of the Board shall not constitute a breach of this Agreement. Unless otherwise requested by the Board, the Executive will resign as a director on the last day of the Employment Term and upon his failure to do so hereby authorizes and grants full authority to the Chairman of the Board to deliver Executive’s resignation on his behalf.

4. Section 2.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

2.2 Performance Bonus. The Executive shall be entitled to a performance bonus (“Performance Bonus”) for each fiscal year during the Employment Period, commencing July 1, 2011, based on the attainment of specific operating performance goals during each such fiscal year.

(a) Upon attainment of the applicable operating performance goals previously established by the Compensation Committee, the Executive shall be entitled to receive a Performance Bonus of up to $250,000 for the fiscal year commencing July 1, 2011 (the “Fiscal 2012 Bonus”). As of the Non-Interim Service Commencement Date, the Executive has earned, and is entitled to payment of, two-thirds of the Fiscal 2012 Bonus promptly following execution of this Agreement.

(b) The Executive shall be entitled to receive a Performance Bonus of up to $600,000 for the fiscal year commencing July 1, 2012 (the “Fiscal 2013 Bonus”), pursuant to the terms of this Section 2.2(b). The Fiscal 2013 Bonus shall be earned and payable as follows: (i) $100,000 each quarter, beginning with the quarter ending September 30, 2012, upon the Company’s payment of its scheduled quarterly principal and interest bank payments (the “Quarterly Bank Payment”), using internally generated cash and without accessing the Company’s revolving line of credit, and (ii) $200,000 upon achievement of the budgeted EBITDA target for fiscal year 2013, as approved by the Board (subject to a cutback for attainment above an agreed upon threshold).

(c) The Executive shall be entitled to receive a Performance Bonus of up to $600,000 for the fiscal year commencing July 1, 2013 (the “Fiscal 2014 Bonus”), pursuant to the terms of this Section 2.2(c). The Fiscal 2014 Bonus shall be earned and payable as follows: (i) $100,000 for the quarter ending September 30, 2013 upon the Company’s payment of the Quarterly Bank Payment for such quarter, using internally generated cash and without accessing the Company’s revolving line of credit, (ii) $100,000 if the Company generates an amount of cash from operations equivalent to the Quarterly Bank Payment during the quarter ending December 31, 2013, as evidenced by the Company’s publicly reported financial statements, (iii) $100,000 if the Company generates an amount of cash from operations equivalent to the Quarterly Bank Payment during the quarter ending March 31, 2014, as evidenced by the Company’s publicly reported financial statements, (iv) $100,000 if the Company generates an amount of cash from operations equivalent to the Quarterly Bank Payment during the quarter ending June 30, 2014, as evidenced by the Company’s publicly reported financial statements, and (v) $200,000 upon achievement of the budgeted EBITDA target for fiscal year 2014, as approved by the Board (subject to a cutback for attainment above an agreed upon threshold).

(d) If the Executive is terminated by the Company without Cause or the Executive terminates his employment for Good Reason (as hereinafter defined) prior to June 30, 2014, then the Executive shall be entitled to a pro-rata portion of the Performance Bonus for the applicable fiscal year based on the level of attainment of the applicable operating performance goals at the time of termination.

5. The following clause shall be inserted at the end of Section 2.7 of the Employment Agreement:

As an inducement material to the Executive’s agreement to serve as the President and Chief Executive Officer of the Company, on the Non-Interim Service Commencement Date, the Company shall grant the Executive an equity award of 500,000 Restricted Shares pursuant to a Restricted Stock Agreement in the form annexed hereto as Exhibit E (the “Supplemental Restricted Stock Agreement”). Subject to the terms of the Supplemental Restricted Stock Agreement, one-half of the Restricted Shares shall vest on June 30, 2013 and one-half of the Restricted Shares shall vest on June 30, 2014, under the condition that the Executive is employed by the Company on each such date; provided, however, if the Executive’s employment is terminated by the Company without Cause or the Executive terminates his employment for Good Reason, then all unvested Restricted Shares shall vest on the date of termination.

6. Section 3.1 of the Employment Agreement is hereby deleted in its entirety.

7. Section 3.5(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

(a) If (i) the Executive’s employment is terminated by the Company prior to June 30, 2014 for any reason (other than (x) Cause under Section 3.4, or (y) death or disability of the Executive), or (ii) the Executive’s employment is terminated by the Executive prior to June 30, 2014 for Good Reason (as hereinafter defined), then, subject to Section 3.10, the Company shall pay to the Executive an amount equal to $500,000 in twelve (12) equal monthly installments commencing thirty (30) days after the effective date of such termination.

8. Section 3.5(d) of the Employment Agreement is hereby deleted in its entirety.

9. The following clause shall be inserted at the end of Section 3.6(a) of the Employment Agreement:

In the event of a Change of Control on or prior to June 30, 2014, then the Executive may terminate his employment by giving the Company (or the successor in interest) ninety (90) days advance written notice. In such event, Section 3.5(a) shall have no further force or effect and, subject to Section 3.10, the Executive shall be entitled to payment of $1,000,000 in a lump sum within thirty (30) days following the date of termination.

10. A new Section 3.9 shall be added to the Employment Agreement to read as follows:

3.9 Effect of Section 409A.

(a) Section 409A. It is intended that the provisions of this Agreement comply with Internal Revenue Code Section 409A or be exempt therefrom, and this Agreement shall be administered, and all provisions of this Agreement shall be construed, in a manner consistent with the requirements for avoiding taxes or penalties under Internal Revenue Code Section 409A.

(b) Installments. If under this Agreement, an amount is to be paid in two or more installments, for purposes of Internal Revenue Code Section 409A, each installment shall be treated as a separate payment.

(c) Separation From Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits subject to Internal Revenue Code Section 409A upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Internal Revenue Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination”, “termination of employment” or like terms shall mean Separation from Service.

(d) Specified Employee. If the Executive is deemed on the date of termination of his employment to be a “specified employee”, within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then:

(i) With regard to any payment, the providing of any benefit or any distribution of equity that constitutes “deferred compensation” subject to Internal Revenue Code Section 409A, payable upon Separation from Service, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death; and

(ii) On the first day of the seventh month following the date of the Executive’s Separation from Service or, if earlier, on the date of his death, (x) all payments delayed pursuant to this Section 3.9, with interest at the prime rate as published in the Wall Street Journal on the first business day of the delay period (whether they would otherwise have been payable in a single sum or in installments in the absence of such delay), shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal dates specified from them herein, and (y) all distributions of equity delayed pursuant to this Section 3.9(d) shall be made to the Executive.

(e) Reimbursement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Internal Revenue Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, of in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Internal Revenue Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense occurred.

(f) Payment Period. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(g) Compliance. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Internal Revenue Code Section 409A, the Company shall, after consulting with the Executive, reform such provision to comply with Internal Revenue Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to the Executive of the applicable provision without violating the provisions of Internal Revenue Code Section 409A.

11. A new Section 3.10 shall be added to the Employment Agreement to read as follows:

3.10 Precondition to Post-Termination Payments. Any post-termination payments paid to the Executive under Section 3.5 or 3.6 shall be subject to the Executive’s continued compliance in all material respects with Section 4 hereof and the execution and delivery of a release in favor of the Company (or the successor in interest) in a customary form prior to the 52nd day after the termination date. Any such amounts that are due prior to the expiration of the revocation period following delivery of the release that are conditioned on the delivery of the release shall be paid in a lump sum on the 60th day after the termination date.

12. Section 4.1(c) of the Employment Agreement is hereby deleted in its entirety.

13. Exhibit A to the Employment Agreement is hereby deleted in its entirety.

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/ Howard Shecter
Howard Shecter
Chairman of the Board

/s/ Al Angrisani
AL ANGRISANI

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